Exhibit 99.1

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

FISCAL YEAR END 2025 AND ANNUAL DIVIDEND ANNOUCEMENT

KIMBALL, NE — AUGUST 14, 2025 — GEORGE RISK INDUSTRIES, INC., (KNOWN AS “GRI”) (OTCMKTS (Pink Sheets):RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, wrapped its fiscal year ending April 30, 2025 with a net profit of 31.65% of net sales. Net sales for the current fiscal year were $22,538,000, up 3.54% over the previous fiscal year. Net income for the year ended April 30, 2025 was $7,133,000, a slight decrease of 5.62% from the reported net income of $7,558,000 for the year ended April 30, 2024. Earnings per common share (“EPS”) for the years ended April 30, 2025 and 2024 was at $1.46 per share and $1.54 per share, respectively.

Overall, sales in 2025 have remained strong notwithstanding a few lulls as the economy and tariff news swings back and forth. Due to healthy stock levels of raw materials and smart suppliers, we have largely been able to withstand the tariff market manipulation. Forecasting trends from our distributors remain strong, especially in the commercial sector, while residential markets remain somewhat volatile. We are grateful for the alarm companies, integrators, OEMs and installers around the globe who put their trust in GRI security products and Labor Saving Device’s tools.

New product development includes explosion proof contacts which will be UL listed for hazardous locations, a high security magnetic reed switch, programmable temperature and humidity sensors with built-in hysteresis, wireless contact switches and monitoring devices which include glass break detection, tilt sensing and environmental monitoring, and a redesign of our brass water valve shut off system.

Recently introduced new products include a series of magnetic contacts which are listed under UL 634 Level 2. These sensors are for high security applications such as government buildings, military nuclear facilities and financial institutions. Also, an expansion of the GR3045 panic switch line which includes single-pull, double-throw (SPDT) versions with latching and non-latching with LED indicator lights. Our small profile GB-550 glass break detector was brought back after discontinued components halted its production in the last few years.

At George Risk Industries, Inc.’s latest Board of Directors meeting, which was held on July 28, 2025, a dividend of $1.00 per common share was declared, which is the same dividend amount declared for the previous year. This dividend will be paid to stockholders of record as of September 30, 2025 and will be paid out by October 31, 2025.

George Risk Industries, Inc. is engaged in the design, manufacture and sale to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool access alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACT:

Stephanie M. Risk-McElroy, President/CEO/CFO

308-235-4645

800-523-1223